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                                                                  Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-29261 of Hanover Capital Mortgage Holdings, Inc. on Form S-11 of our reports on Hanover Capital Mortgage Holdings, Inc. and Hanover Capital Partners Ltd. and Subsidiaries dated March 20, 1998, appearing and incorporated by reference in the Annual Report on Form 10-K of Hanover Capital Mortgage Holdings, Inc. for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Parsippany, New Jersey
July 17, 1998